Exhibit 99.(a)(18)

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

IBASIS, INC., Plaintiff, v. KONINKLIJKE KPN N.V., KPN B.V., CELTIC ICS INC., EELCO BLOK, JOOST FARWERCK, MICHEL HOEKSTRA, W.T.J. HAGEMAN, AND AD SCHEEPBOUWER, Defendants.	x : : : : : : : : : : : : : x	CIVIL ACTION NO. COMPLAINT FOR VIOLATIONS OF FEDERAL SECURITIES LAWS

COMPLAINT

Plaintiff iBasis, Inc. (“iBasis”), by and through its undersigned attorneys, alleges upon knowledge as to itself and its own acts and, unless otherwise specifically stated, upon information and belief as to all other matters, for its Complaint against Koninklijke KPN, KPN B.V. (together “KPN”), Celtic ICS Inc., Eelco Blok, Joost Farwerck, Michel Hoekstra, W.T.J. Hageman, and Ad Scheepbouwer, (collectively, the “Defendants”) as follows:

SUMMARY AND NATURE OF THE ACTION

1.                                       This action seeks declaratory and injunctive relief to, among other things, stop a grossly inadequate and unfair tender offer (the “Tender Offer”) for the minority shares of iBasis that is premised on false and misleading information, and that has been commenced by KPN, the controlling shareholder and largest and most significant external customer of iBasis.  In violation of Sections 14(e) and 13(d) of the Securities Exchange Act of 1934 and Rules 13d-1 13d-5, and in a blatant effort to mislead iBasis shareholders into tendering their shares for the grossly unfair price of $1.55 per share, KPN filed with the Securities and Exchange Commission and distributed to iBasis’ shareholders an Offer to Purchase, dated July 28, 2009 (the “Offer to Purchase”), and two amendments thereto, dated August 6 and 13 (respectively), that are rife with intentionally false and misleading disclosures and omissions.  KPN also filed with the Securities and Exchange Commission a Schedule 13D, dated June 20, 2006, along with two subsequent amendments, dated October 1, 2007 and July 11, 2009, that are also false and misleading.  Most glaring is KPN’s failure to disclose in its Offer to Purchase favorable projections for iBasis that KPN itself had prepared before issuing its Tender Offer.  These projections are directly at odds with—and significantly better than—the projections of iBasis that KPN disclosed in its Offer to Purchase and provided to its financial advisor.  KPN’s initial Schedule TO and first amendment thereto failed even to mention the Favorable Projections.  Under pressure from iBasis, KPN’s second amendment finally acknowledged the existence of the Favorable Projections, but characterized them in a false and misleading manner, and omitted crucial facts regarding the circumstances of their creation, use, and dissemination.  KPN also failed to disclose, in the Offer to Purchase, its Schedule 13D, or any of the subsequent amendments thereto, that KPN had a longstanding scheme to artificially depress iBasis’s stock price, acquire the remainder of iBasis’s shares at an artificially-depressed price, and delist the company.

2.                                       iBasis is a leading wholesale carrier of international long-distance telephone calls and a provider of retail prepaid calling services and enhanced services for mobile operators.  In October 2007, KPN and iBasis completed a transaction (the “2007 Transaction”) pursuant to which iBasis acquired two of KPN’s former subsidiaries, which encompassed KPN’s international wholesale voice business, and KPN became the majority shareholder of iBasis, holding 51% of the outstanding iBasis stock, on a fully diluted basis.  KPN now holds 56% of iBasis’ outstanding stock as a result of subsequent repurchases effected by iBasis from public stockholders (not including KPN).  At the time of the 2007 Transaction, iBasis shares were trading at $10.58 per share (reduced to $7.82 one week after the 2007 Transaction closed and a $3.28 per share dividend was paid to the pre-closing iBasis shareholders).

3.                                       On July 13, 2009, after a concerted scheme to drive down the iBasis share price, KPN publicly announced its intention to make a tender offer for the remaining shares of iBasis by the end of the month.  Immediately prior to this announcement, iBasis shares were trading at $1.34 per share.  On July 28, 2009, with iBasis shares trading at $1.83 per share, KPN launched an unsolicited Tender Offer for the remaining shares at a stated price of $1.55 per share.

4.                                       The Tender Offer should be enjoined because it is the culmination of KPN’s fraudulent scheme to drive down the price of iBasis’ stock, acquire whatever iBasis stock it does not already own, and take iBasis private—a fraudulent scheme that was set up by KPN’s false and misleading disclosures to the investing public in its Schedule 13D (and amendments) and tender offer documents.  KPN’s Offer to Purchase is not only based upon grossly inadequate consideration; it is based upon false and misleading public filings that prevent iBasis’ shareholders from making an informed decision about whether to tender their shares.

5.                                       The Offer to Purchase and subsequent amendments are inadequate, false and misleading for at least two principal reasons:

6.                                       First, KPN hid from shareholders, and failed to disclose in the Offer to Purchase, that in June 2009 KPN prepared internal projections for iBasis (the “Favorable Projections”) that were (as detailed below) significantly more positive in numerous material respects than the May 2009 “Parent Projections.”  Notwithstanding that the Favorable Projections are more recent and substantially different from, and better than, the Parent Projections, KPN only discussed the Parent Projections in the Offer to Purchase and only provided the Parent Projections to Morgan

Stanley, its bankers for the Tender Offer.  KPN purposely based its Tender Offer, which it represents as “fair” (both in terms of price and procedure), on these already-superseded and considerably less favorable projections in an effort to deceive iBasis shareholders into supporting KPN’s attempt to take iBasis private.

7.                                       The Favorable Projections from June 2009 that KPN knowingly and actively concealed from iBasis shareholders contain materially and substantially better projected revenue, revenue growth, EBITDA, EBITDA margin, and capital expenditures than did the Parent Projections from May 2009.  And, of course, those higher numbers result in a better bottom line enterprise value for the company and a better expected share price.

8.                                       Like iBasis’ shareholders, KPN’s financial advisors, Morgan Stanley, also were apparently not provided with the Favorable Projections, even though they were fully within KPN’s knowledge and possession when Morgan Stanley performed its analysis.  In fact, the Favorable Projections are dated June 12, 2009, a date right in the middle of the period in which KPN, as discussed in the Offer to Purchase, was considering the transaction and using the Parent Projections and Morgan Stanley’s analysis to purportedly justify a price to offer iBasis shareholders.  (Offer to Purchase at p. 5).

9.                                       KPN’s failure to disclose the Favorable Projections for iBasis in the Offer to Purchase—which put iBasis in a more favorable light, especially as compared to the Parent Projections discussed at length in the Offer to Purchase—constituted a material omission that renders the Offer to Purchase materially false and misleading and a violation of the federal securities laws.  Indeed, the fact that the Favorable Projections are material cannot be credibly disputed.  KPN admitted that the Parent Projections were included in the Offer to Purchase “because stockholders of [iBasis] might view this information as material in considering the

Offer.”  (Offer to Purchase at p. 26).  Reasonable shareholders surely view KPN’s secret favorable projections as significantly altering the “total mix” of information bearing on their decision whether to tender their shares.

10.                                 KPN’s failure to disclose the Favorable Projections also renders false and misleading, in full or in part, numerous statements in the Offer to Purchase.  To take two of the myriad examples:  (a) KPN’s statement that it “believe[s] the Offer Price [of $1.55] is fair,” in part because KPN “considered the analyses” performed by Morgan Stanley (Offer to Purchase at p. 13), is false and misleading because KPN knew that Morgan Stanley had not taken into account KPN’s own Favorable Projections; and (b) KPN’s statement that it “believe[s] that the transaction is procedurally fair,” in part because KPN, “disclosed [its] internal projections as to the future performance of [iBasis] as an independent company for consideration by unaffiliated stockholders” (Offer to Purchase at p. 14)—is flatly contradicted by the indisputable fact that KPN did not disclose, and in fact affirmatively hid, the Favorable Projections from iBasis’ unaffiliated stockholders, until iBasis filed a lawsuit in Delaware Chancery Court, asserting, among other things, that KPN had breached its duties of full and fair disclosure by failing to disclose the Favorable Projections in the Offer to Purchase.

11.                                 Second, as described in detail below, the Offer to Purchase is also inadequate, false and misleading because KPN has engaged in a fraudulent and concerted scheme to drive down iBasis’ stock price in order to buy the remainder of iBasis at a dramatically reduced price.  To date, KPN failed to disclose this scheme and its substantial effects on iBasis’ financial statements in the Offer to Purchase.

12.                                 Upon information and belief, even before KPN became the majority shareholder of iBasis, KPN was planning a fraudulent scheme to drive down iBasis’ stock price in order to buy the remainder of iBasis at a dramatically reduced price.  KPN systematically implemented its scheme for its own benefit, and to the detriment of the iBasis minority shareholders in several ways.

13.                                 KPN, iBasis’ largest and most important external customer, squeezed iBasis’ profit margins by repeatedly and improperly pressuring iBasis to—and, indeed by dictating that iBasis must—reduce the fees it had previously charged certain KPN-controlled mobile subsidiaries.  KPN imposed these reductions even though, prior to the transaction with iBasis, KPN had charged those same entities similar fees.  On one occasion, KPN even informed iBasis that its board had “ruled” against iBasis and that iBasis had to reduce the fees that it charged KPN subsidiaries.  The two directors that KPN appointed to the iBasis board after KPN became the majority shareholder of iBasis—Eelco Blok and Joost Farwerck (the “Overlapping Director Defendants”)—head the KPN segment that oversees and controls the operations of one of the three KPN mobile subsidiaries that pressured iBasis for fee reductions and benefited from the reductions.  Stan Miller, the CEO of KPN Mobile International, heads the KPN segment that oversees and controls the operations of the other two KPN mobile subsidiaries.

14.                                 In short, KPN is responsible, at least in part, for the current financial position of iBasis.  Accordingly, those portions of the Offer to Purchase that purport to discuss and explain the various factors affecting iBasis’ financial position and corporate trajectory—including, in particular, Sections 1 and 2 of KPN’s Offer to Purchase and Item 4 of KPN’s Schedule 13D and amendments—are false and misleading in the absence of any disclosure of KPN’s scheme.

15.                                 After KPN took ownership of 51% of the shares of iBasis, it filed the mandatory Schedule 13D (dated June 20, 2006) with the Securities and Exchange Commission.  KPN was required to disclose any plans or proposals that could result in certain material corporate events, such as a change in iBasis’ business or an “extraordinary transaction,” like KPN’s proposed going-private transaction.  But none of KPN’s 13D filings have been complete or accurate.  In particular, KPN has failed to disclose its intent to abuse its status as majority shareholder to drive iBasis’ stock price down, acquire the company at a dramatic and artificial discount, and then take the company private.

16.                                 KPN also was required to amend its Schedule 13D whenever a material change occurred with respect to the matters required to be disclosed.  KPN has twice amended its Schedule 13D, in filings dated October 1, 2007 and July 11, 2009.  Neither amendment disclosed KPN’s fraudulent scheme to depress iBasis’ stock price and take over the company.  KPN also has not properly and timely amended its Schedule 13D to disclose its plans and proposals for the anticipated takeover, which existed long before KPN’s July 11, 2009 amendment.  In October 2008, KPN formed a working group and engaged a law firm to advise it regarding a “going-private” transaction.  KPN failed to amend its Schedule 13D at that time to disclose this material change in the information disclosed under Item 4 in its Schedule 13D.  In April 2009, KPN took further steps in furtherance of its takeover bid by consulting with a financial advisor and having the working group further develop its plan.  Again, KPN did not amend its Schedule 13D.

17.                                 Through its improper, unlawful and bad faith actions, KPN has artificially depressed the market price for iBasis.  Now, through its Tender Offer and supporting documents, which are replete with inadequate, false and misleading disclosures, KPN is attempting to gain control of the entire company for a grossly inadequate price while iBasis’ market price is depressed—all to the serious detriment of the iBasis minority shareholders.

18.                                 In connection with KPN’s proposal and plan to commence a tender offer, and in the documents KPN has filed and disseminated in connection with the Tender Offer, KPN has engaged in a fraudulent scheme and made false and misleading statements of material fact.

19.                                 KPN’s Tender Offer must be enjoined because KPN violated the federal securities laws and misled the market; in particular, KPN seeks to mislead the iBasis shareholders into tendering their shares through false and misleading statements and inadequate disclosures.

20.                                 iBasis and its shareholders will suffer irreparable harm if KPN is permitted to consummate the tender offer and going-private transaction it has fraudulently and deceptively set in motion.

JURISDICTION AND VENUE

21.                                 This action arises under Sections 13(d), 14(e), and 20(a) of the Securities Exchange Act of 1934, 15 U.S.C. §§ 78m(d), 78n(e), and 78t(a), and the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

22.                                 This Court has subject matter jurisdiction over this action pursuant to 15 U.S.C. §§ 78aa and 28 U.S.C. §§ 1331 and 1332.

23.                                 Venue is proper in this District pursuant to 15 U.S.C. § 78aa and 28 U.S.C. § 1391(b) and (c).

24.                                 Declaratory relief is appropriate pursuant to 28 U.S.C. § 2201 because an actual controversy exists regarding the propriety of the KPN defendants’ statements and disclosures under Sections 13(d), 14(e), and 20(a) of the Exchange Act and applicable SEC rules and regulations.

THE PARTIES

25.                                 Plaintiff iBasis is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services and enhanced services for mobile operators.  iBasis is a publicly-held corporation organized and existing under Delaware law, with its principal executive offices located in Burlington, Massachusetts.  iBasis common stock is traded on the NASDAQ Global Market under the symbol “IBAS.”

26.                                 Defendant Koninklijke KPN N.V. (the “KPN Parent” or “Royal KPN”) is a public company incorporated under the laws of The Netherlands.

27.                                 Defendant KPN B.V. (f/k/a KPN Telecom B.V.) is a private limited liability company organized under the laws of The Netherlands and a wholly-owned subsidiary of KPN Parent (collectively KPN Parent and KPN B.V. are referred to herein as “KPN”).

28.                                 KPN is the leading telecommunications and ICT service provider in The Netherlands, offering wireline and wireless telephony, internet and television to consumers, and end-to-end telecommunications and ICT services to business customers.  In October 2007, KPN acquired 51% of the issued and outstanding shares of iBasis common stock on a fully-diluted basis (the “2007 Transaction”).  As of July 11, 2009, KPN owned 56.3% of the issued and outstanding common stock of iBasis.

29.                                 Defendant Celtic ICS Inc. (“Merger Sub”), a Delaware corporation, is a wholly owned subsidiary of KPN B.V. that was formed solely for purposes of the transaction contemplated by the Tender Offer.

30.                                 Defendant Eelco Blok (“Blok”) has been a director of iBasis since October 2007.  Mr. Blok is Managing Director of the Getronics Segment and Wholesale and Operations Segment of Royal KPN and has also been a member of the Board of Management of KPN since July 1, 2006.  Upon information and belief, as the Managing Director of the Wholesale and Operations Segment, Blok has direct supervisory responsibility over the operations of KPN Mobile, one of KPN’s mobile subsidiaries.

31.                                 Defendant Joost Farwerck (“Farwerck”) has been a director of iBasis since October 2007.  Mr. Farwerck has been the Director of Royal KPN’s Segment Wholesale Services & Operations department since January 1, 2006.  Upon information and belief, as a director of this segment, Farwerck has direct supervisory responsibility over the operations of KPN Mobile, one of KPN’s mobile subsidiaries.  From 2003 to 2005, Mr. Farwerck was the Director of Royal KPN’s Carrier Services department, which included the operations acquired by iBasis in the 2007 Transaction.  Prior to 2003, Mr. Farwerck was Secretary to the board of directors of Royal KPN.

32.                                 Defendant Michel Hoekstra (“Hoekstra”) is the Corporate Legal Officer & Attorney-in-Fact of KPN Parent, and Secretary of Merger Sub.  Hoekstra certified that the Schedule TO, dated July 28, 2009, and the amendments thereto, dated (respectively) August 6, 2009 and August 13, 2009, were true, complete, and correct.

33.                                 Defendant Ad Scheepbouwer (“Scheepbouwer”) is the Chairman of the KPN Parent Board of Management and Chief Executive Officer of KPN Parent.  Scheepbouwer certified that KPN Parent and KPN B.V.’s Schedule 13D, dated October 1, 2007, was true, complete, and correct.

34.                                 Defendant W.T.J. Hageman (“Hageman”) is the Sole Director and President of Merger Sub and Executive Vice President of Finance at Royal KPN.  Hageman certified that KPN Parent, KPN B.V., and Merger Sub’s Schedule 13D, dated July 11, 2009, was true, complete, and correct.

BACKGROUND

A.                                    The Historical Business Relationship Between iBasis and KPN

35.                                 On or about March 2004, iBasis and KPN began preliminary discussions regarding a possible transaction between the parties.  These informal discussions continued throughout 2004 and 2005.

36.                                 In or around January 2006, iBasis and KPN and their respective advisors met to discuss further a potential transaction and entered into non-disclosure and standstill agreements on April 24, 2006.  On May 17, 2006, iBasis and KPN entered into a non-binding term sheet outlining the framework of the proposed transaction.

37.                                 On June 20, 2006, the iBasis board of directors approved the KPN transaction.

B.                                    iBasis and KPN Agree to Enter into a Relationship

38.                                 On June 21, 2006, iBasis and KPN B.V. entered into a Share Purchase and Sale Agreement (the “SPSA”).

39.                                 Under the terms of the SPSA, in exchange for the sale of 51% of its common stock to KPN, iBasis was to receive $55 million and acquire all outstanding shares of two KPN subsidiaries—KPN Global Carrier Services B.V. and KPN International Network Services, Inc. (collectively, the “KPN Subsidiaries”).  All of the parties, including KPN, the KPN Subsidiaries, and iBasis, expected that iBasis would assume all of the KPN Subsidiaries’ rights and obligations under the Framework Services Agreement (“FSA”) upon the closing of the deal.

40.                                 The transaction closed on October 1, 2007.  As the parties had agreed, iBasis issued 40,121,074 shares of its common stock to KPN and acquired the outstanding shares of the KPN Subsidiaries, which encompassed KPN’s international wholesale voice business.  In addition, KPN paid iBasis approximately $55 million in cash, subject to post-closing adjustments.

41.                                 Upon closing the deal on October 1, 2007, KPN became the majority shareholder of iBasis, owning fifty-one percent (51%) of all issued and outstanding shares of iBasis common stock on a fully-diluted basis.

42.                                 In addition, as part of the deal, iBasis paid a dividend in the amount of $113 million, at a rate of $3.28 per share, to each of its pre-closing shareholders on October 8, 2007.

C.                                    KPN Implements Its Fraudulent Scheme to Depress iBasis’ Stock Price so that KPN Can Purchase the iBasis Minority’s Shareholdings for an Unfair Price

43.                                 Upon information and belief, part of KPN’s plan for the 2007 Transaction was to undertake a fraudulent scheme to drive down iBasis’ stock price in order to buy the remainder of iBasis at a dramatically reduced price.  KPN accomplished its scheme by squeezing iBasis’ profit margin.

44.                                 At no time prior to (or after) the closing of the 2007 Transaction did KPN inform iBasis that it had a plan or scheme to buy the rest of iBasis’ shares in the future, or that it had a fraudulent scheme to depress iBasis’ stock price so that it could buy those remaining minority shares at an unfairly reduced price.  KPN also failed to disclose its plan in the Schedule 13D, dated June 20, 2006, or in either of the two subsequent amendments, dated October 1, 2007 and July 11, 2009.

45.                                 As part of the 2007 Transaction, iBasis received all of the issued and outstanding shares of the KPN subsidiary, KPN GCS.  KPN GCS acted as the preferred supplier of international call termination for any KPN-originated or any KPN affiliate-originated traffic.

46.                                 The three main KPN mobile affiliates that KPN GCS serviced were (i) KPN Mobile; (ii) E-Plus; and (iii) Base (the “KPN Mobile Affiliates”).  KPN Mobile is KPN’s mobile operator in the Netherlands, E-Plus is KPN’s mobile operator in Germany, and Base is KPN’s mobile operator in Belgium.  The operations of KPN Mobile are overseen by the Wholesale and Operations Segment of Royal KPN, which the Overlapping Director Defendants manage.  The operations of E-Plus and Base are overseen by the Mobile International Segment of Royal KPN, which Defendant Stan Miller manages.

47.                                 Upon information and belief, prior to the transfer to iBasis, KPN GCS charged set rates to the KPN Mobile Affiliates and received all, or substantially all, of the respective traffic for these KPN Mobile Affiliates.

48.                                 During the parties’ negotiations in 2006 and 2007, KPN presented financial forecasts to iBasis which projected that the gross margin percentage of traffic from the KPN Mobile Affiliates before the transfer of KPN GCS to iBasis would be consistent with the gross margin percentage to be achieved post-transfer.

49.                                 Despite this understanding between the parties, almost immediately after the 2007 Transaction, KPN bombarded iBasis with significant pressure and unreasonable demands that iBasis reduce the rates it was charging (and that KPN GCS itself had previously charged) to the KPN Mobile Affiliates or risk losing the KPN Mobile Affiliates’ traffic altogether.

1.             KPN Mobile Demands Special Margin Reduction

50.                                 In March 2008, just months after the 2007 Transaction closing, one of these KPN Mobile Affiliates, KPN Mobile, demanded a unilateral and unreasonable price reduction that resulted in compression of iBasis’ profit margin from 15% to 11% (a 25% decrease).

51.                                 This sudden demand not only directly conflicted with the KPN forecasts of the mobile business that had been provided to iBasis, but also closely followed the appointment of the two Overlapping Director Defendants (who were directors of the KPN segment that oversaw the operations of KPN Mobile) to the iBasis Board of Directors.

52.                                 In response to this pressure from KPN, a former KPN employee who became an iBasis employee after the 2007 Transaction, acceded to KPN Mobile’s demands and agreed to this significant price reduction.

2.             E-Plus and Base Similarly Demand Reduced Prices from iBasis

53.                                 In April 2008, the second KPN mobile subsidiary, E-Plus, based in Germany, also began aggressively demanding unreasonable price reductions in exchange for the traffic it provided to iBasis.

54.                                 In October 2008, the third KPN mobile subsidiary, Base, located in Belgium, swiftly followed suit, making similar threats that unless it received unreasonable price reductions, it too would divert its traffic to another carrier.

55.                                 Aware of the impact that further reduction of its profit margin on the mobile business would have on its EBITDA, iBasis attempted to resist these demands.  However, in an effort to persuade Base not to reduce, and indeed to increase, its traffic to iBasis, iBasis ultimately reduced the rates it charged to Base and E-Plus on October 1, 2008.  This reduction further impacted iBasis’ financials; for example, the profit margin for E-Plus dropped from 12% to 8% as a result of this rate reduction.

3.             KPN Management Orders iBasis to Reduce Rates to KPN Mobile Affiliates Even Further

56.                                 Upon information and belief, in response to iBasis’ resistance to offering reduced rates, the KPN Board of Management (which includes Overlapping Director Defendant Eelco Blok) held a directors’ meeting to discuss ways in which to impose additional iBasis price reductions to benefit the KPN Mobile Affiliates.

57.                                 On or about October 25, 2008, the KPN Board of Management took the extraordinary measure of issuing a “ruling” requiring iBasis immediately to provide E-Plus with an additionally-reduced price for the entire fourth quarter of 2008, and to drop prices even further beginning January 1, 2009.  The demanded reduction would have further reduced iBasis’ profit margin on E-Plus to 7%.  As noted above, this demand came after iBasis had already agreed, under pressure from KPN, to reduce its profit margin from 12% to 8%.  The KPN Board of Management also “ruled” that iBasis had to give E-Plus the lowest price offered to any other external iBasis customer of equal size and circumstance.

58.                                 Overlapping Director Defendant Eelco Blok wrote iBasis’ CEO, Ofer Gneezy, on October 25, 2008 to inform him of this “ruling” of the KPN Board of Management.  Mr. Gneezy wrote back to Mr. Blok later that day pointing out that imposing a 7% margin would “allow[] iBasis no profits.”

59.                                 When told of KPN’s “edict,” the former managing director of KPN GCS (now the iBasis Senior Vice President or Sales and Purchase) was “flabbergasted” by KPN’s egregious actions, as KPN’s Board of Management had never attempted to dictate price reductions when KPN GCS was owned by KPN.

60.                                 On or about February 12, 2009, Mr. Gneezy traveled to the Netherlands and met with KPN’s CEO, Defendant Ad Scheepbouwer.  During this meeting, Mr. Gneezy gave a presentation to Mr. Scheepbouwer in which he complained about KPN’s pressure on iBasis to reduce iBasis’ profit margins.

61.                                 This meeting did not stop KPN from demanding further reductions, however.  Indeed, KPN continued to pressure iBasis in order to further squeeze its profit margin.

62.                                 On March 24, 2009, for example, Stan Miller, the Chairman and CEO of KPN Mobile International and a member of KPN’s Board of Management, wrote Mr. Gneezy, threatening to remove the traffic from the KPN Mobile Affiliates from iBasis if iBasis did not further reduce its rates.

63.                                 On March 30, 2009, Mr. Gneezy responded, stating that iBasis had already reduced its margin per minute, which had resulted in “a compression of $8 million, a direct benefit to individual KPN entities at the expense of iBasis with no benefit to the KPN Group overall in its consolidated P&L.”

64.                                 In the absence of the price reductions demanded by KPN, iBasis’ gross profits would have been an estimated $8 million higher, resulting in an adjusted EBITDA of $50 million for 2008, instead of $42 million.

D.                                    KPN Begins Preparations for the Tender Offer

65.                                 While KPN was engaging in its scheme to depress iBasis’ stock price, and long before it announced that it intended to make a tender offer, KPN began preparing to launch a tender offer to take iBasis private.

1.             KPN Retains Counsel to Advise It in Connection with a Potential Going Private Transaction

66.                                 According to the Offer to Purchase, at least as early as October 2008, KPN’s management formed a working group to evaluate iBasis and to review KPN’s “options with respect to [iBasis],” including the option of “acquiring the outstanding Shares [of iBasis] not already owned by [KPN].”  At that time, the KPN “working group” also retained Cravath, Swaine & Moore LLP (“Cravath”) to provide legal advice concerning going private transactions.  (Offer to Purchase at p. 4).

67.                                 On October 30, 2008, KPN’s board of managers (the “KPN Board of Managers”), which includes one of the Overlapping Director Defendants, discussed the working group’s evaluation of iBasis, and the working group advised KPN’s Board of Managers that it was reviewing a going private option.  (Offer to Purchase at p. 4).

68.                                 Neither KPN nor the Overlapping Director Defendants disclosed to iBasis that a working group had been formed, that this working group and KPN’s Board of Managers were considering taking iBasis private, or that KPN had retained Cravath to advise it in that regard.

2.            KPN Also Retains Morgan Stanley for Advice

69.           In April 2009, according to the Offer to Purchase, the working group “gave renewed consideration” to KPN’s options with respect to iBasis, and began to consult with Morgan Stanley, in addition to Cravath, about these options.  (Offer to Purchase at p. 5).  The working group purportedly followed this course because iBasis’ “performance had continued to deteriorate in terms of certain key metrics, including total revenues and Share price.”  (Offer to Purchase at p. 5).

70.           On April 16, 2009, KPN’s Board of Managers met again with the working group and instructed it to continue to consider KPN’s options.  Over the next several months, the working group and/or the KPN Board of Managers met or held conference calls with Cravath and Morgan Stanley regularly and repeatedly to discuss KPN’s options.  During these meetings, including meetings in May, June and July 2009, Morgan Stanley made presentations to the working group concerning iBasis’ valuation, including what have been described as “valuation considerations” and “valuation analyses.”  At meetings with Morgan Stanley on June 3 and 4, 2009, Morgan Stanley presented “preliminary valuation analyses.”  And in the latter meeting, Morgan Stanley presented “a description of a potential tender offer process” as well.  At that same meeting, the KPN Board of Managers “authorized the working group to make preliminary preparations for a potential tender offer.”  (Offer to Purchase at p. 5).

71.           None of the above was ever disclosed to iBasis by KPN, or by the Overlapping Director Defendants.

3.            KPN’s Working Group Prepares “Parent Projections” for iBasis That Are Used by Morgan Stanley to Analyze iBasis and Are Later Repeatedly Referenced and Disclosed in the Offer to Purchase

72.           According to the Offer to Purchase, “[i]n May 2009, members of [KPN’s] working group prepared independent projections (the “Parent Projections”) for [iBasis] for internal use by [KPN] in connection with [KPN’s] consideration of the [Tender Offer].”  (Offer to Purchase at p. 25).

73.           The Parent Projections are “summarized” in the Offer to Purchase at page 25 in a table as follows:

($mn)	2009E	2010E	2011E	2012E	2013E	2014E
Revenue	1,015.5	1,023.2	1,037.4	1,053.9	1,070.8	1,089.0
Gross Profit	121.8	117.1	116.9	116.5	116.6	118.5
EBITDA	38.9	35.2	34.0	31.9	30.3	30.4
EBIT	7.0	4.7	4.8	6.4	13.3	14.0
Capex	(12.5)	(12.6)	(12.8)	(13.0)	(13.2)	(13.4)

4.            One Month Later, KPN Prepares More Favorable Projections Regarding iBasis but Does Not Disclose Them to Morgan Stanley or to iBasis Minority Shareholders in the Offer To Purchase

74.           On June 12, 2009, one month after the KPN working group prepared the Parent Projections, a group solely within KPN called the iBasis office (“KPN’s iBasis Office”) also prepared projections for iBasis (the “Favorable Projections”).  KPN’s iBasis Office, formed in the spring of 2008, is made up of KPN employees and is tasked with acting as the liaison between iBasis and KPN.  KPN’s iBasis Office interacts closely with iBasis and its management on a regular basis regarding financials, business value and strategic consulting.  KPN’s iBasis Office serves as the “senior advisor” to the Overlapping Director Defendants Eelco Blok and Joost Farwerck regarding iBasis.

75.           On information and belief, Paul van der Schot and Johannes van Dijk of KPN’s iBasis Office prepared the Favorable Projections.  Mr. van der Schot is the Manager of KPN’s iBasis Office, and has been employed with KPN since 1998.  Prior to his role as Manager of KPN’s iBasis Office, Mr. van der Schot was the manager of commercial strategy and planning at KPN Mobile.  Mr. van Dijk has been employed with KPN since 2000, and prior to his current position as Manager of Business Control Carrier Services and Consumer Operations (including the iBasis Group), he was the manager of business control wholesale voice services.

76.           Mr. van der Schot and Mr. van Dijk provided the Favorable Projections to iBasis during a meeting held at KPN on June 16, 2009.  In addition to Mr. van der Schot and Mr. van Dijk, Huib Costermans, the CFO of the Wholesale and Operations Segment of Royal KPN, Paul Floyd, and Edwin van Ierland of iBasis also attended this meeting.  During the meeting, the Favorable Projections were discussed in detail.

77.           The next day, June 17, 2009, Mr. Floyd, Mr. van Ierland, Mr. van der Schot, Mr. van Dijk met with Overlapping Director Defendant Joost Farwerck.   The stated purpose of the meeting was to review the Favorable Projections.  While a number of other topics were also discussed, reference was made to the Favorable Projections, of which those present were aware, including Mr. Farwerck.

78.           The Favorable Projections are significantly more positive in numerous material respects than the “Parent Projections.”  In short, the Favorable Projections contain materially and substantially better projected revenue, revenue growth, EBITDA, EBITDA margin, and capital expenditures than the Parent Projections.  These comparatively better metrics result in higher projected profits and greater projected free cash flow for iBasis.  Both of these latter factors have a positive impact on iBasis’ enterprise value.  Free cash flow is a key component of the discounted cash flow analyses that are used in the valuation of a business.

a)                                     Differences In Projected Revenue And Revenue Growth

79.           The following two charts show the difference between iBasis’ projected revenue and revenue growth in the Favorable Projections, as compared to those same metrics in the Parent Projections.  In the Parent Projections, described on page 25 of the Offer to Purchase, revenue (from which revenue growth can be extrapolated) was projected as follows:

	2009	2010	2011	2012
Revenue ($M)	1,015.5	1,023.2	1,037.4	1,053.9
Growth Rate	—	0.8%	1.4%	1.6%

80.           In contrast, in the Favorable Projections, revenue and revenue growth were projected (at page 2) to be significantly higher as follows:

	YEE	AP	AP	AP
	2009	2010	2011	2012
Revenue ($M)	1,000.0	1,080.0	1,153.8	1,224.8
Growth Rate	—	8%	7%	6%

81.           Putting the two charts together, the considerable difference between revenue in the Parent Projections and revenue in the Favorable Projections is stark:

Revenue ($M)	2009	2010	2011	2012
Parent Projections	1,015.5	1,023.2	1,037.4	1,053.9
Favorable Projections	1,000.0	1,080.0	1,153.8	1,224.8
Difference	(15.5)	56.8	116.4	170.9

b)                                     Differences In EBITDA And EBITDA Margin

82.           A similarly significant difference exists between the projections for EBITDA and EBITDA Margin in the Parent Projections and the Favorable Projections.

83.           In the Parent Projections, described on page 25 of the Offer to Purchase, EBITDA (from which EBITDA margin can be extrapolated) was projected as follows:

	2009	2010	2011	2012
Revenue ($M)	1,015.5	1,023.2	1,037.4	1,053.9
EBITDA	38.9	35.2	34.0	31.9
EBITDA Margin %	3.8%	3.4%	3.3%	3.0%

84.           In contrast, in the Favorable Projections, EBITDA and EBITDA margin were projected (at page 2) to be significantly higher as follows:

	2009	2010	2011	2012
Revenue ($M)	1,000.0	1,080.0	1,153.8	1,224.8
EBITDA	37.0	42.0	48.9	53.7
EBITDA Margin %	3.7%	3.9%	4.2%	4.4%

85.           Because the revenue at issue for iBasis is more than $1 billion, the EBITDA Margin gap between the two different sets of projections results in a significant difference to iBasis’ projected bottom line.

c)                                      Differences In Capital Expenditures

86.           A similarly significant difference exists between the projections for capital expenditures in the Parent Projections and the Favorable Projections.

87.           In the Parent Projections, described on page 25 of the Offer to Purchase, capital expenditures were projected as follows:

	2009	2010	2011	2012
CAPEX	(12.5)	(12.6)	(12.8)	(13.0)

88.           In contrast, in the Favorable Projections, capital expenditures were projected (at page 2) to be substantially lower as follows:

	2009	2010	2011	2012
CAPEX	(10.0)	(10.0)	(10.0)	(10.0)

5.            KPN Does Not Provide the Favorable Projections to Morgan Stanley and Does Not Include Them in the Offer To Purchase

89.           According to the Offer to Purchase, Morgan Stanley provided two written presentations to KPN, “for the purpose of assisting [KPN] in assessing the financial and strategic implications of a potential transaction involving [iBasis].”  The first was described as “preliminary financial analyses,” and was presented to KPN on June 3, 2009 (the “June 3 Preliminary Presentation”).  The second was described as “updated valuations analyses,” and was presented to KPN on July 8, 2009 (the “July 8 Presentation”).  (Offer to Purchase at pp. 6, 16).

90.           According to the Offer to Purchase, Morgan Stanley, in preparing the June 3 and July 8 Presentations, among other things, reviewed and participated in discussions with KPN’s working group about the Parent Projections.  (Offer to Purchase at p. 17).

91.           When discussing the various analyses of iBasis that Morgan Stanley performed, the Offer to Purchase also notes that, with respect to the discounted cash flow sensitivity analysis, Morgan Stanley’s analysis “was informed by,” among other things, the “Parent Projections.”  Moreover, the Offer to Purchase states that Morgan Stanley derived its “implied per Share equity value range” for iBasis from certain revenue growth rates and EBITDA margins.  The rates and margins identified in the Offer to Purchase match up with those derived from the projected revenue and EBITDA numbers in the Parent Projections.  (Offer to Purchase at p. 20).

92.           Nowhere in the initial Offer to Purchase circulated to shareholders are the Favorable Projections discussed or even referenced.  As KPN has now conceded, the Favorable Projections were never considered by Morgan Stanley or KPN when KPN formulated its proposed Tender Offer price.  KPN ignored and failed to disclose the Favorable Projections (dated June 12, 2009), even though they pre-dated the July 8 Presentation, were prepared by KPN’s iBasis Office, and were discussed with iBasis at a meeting attended by Overlapping Director Defendant Joost Farwerck.

E.                                    KPN Makes False and Misleading Statements and Omissions of Material Fact Regarding its Plans for iBasis in its Schedule 13D and Subsequent Amendments

93.           KPN was obligated to file a Schedule 13D with the Securities and Exchange Commission by virtue of the ownership stake of iBasis stock.  KPN likewise was obligated to update its Schedule 13D upon each material change in the facts set forth in the statements set forth therein.  As set forth below, each time KPN filed a Schedule 13D, it disseminated false and misleading information and omissions of material fact regarding its plans and proposals concerning the business, management, and control of iBasis.

94.                                 KPN is required, under Item 4 of its Schedule 13D, to “[d]escribe any plans or proposals which [it] may have which relate to or would result in” a number of events, including in part the following:

(b)  An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries;

(f)  Any other material change in the issuer’s business or corporate structure . . . ;

(g)  Changes in the issuer’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person;

(h)  Causing a class of securities of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; or

(j)  Any action similar to any of those enumerated above.

17 C.F.R. § 240.13d-101.

95.                                 On June 20, 2006, defendants filed a Schedule 13D.  Under Item 4, KPN affirmatively stated:

Except as set forth in this Schedule 13D, the Voting Agreements and the Share Purchase Agreement, neither KPN, nor KPN Telecom, nor, to the knowledge of KPN and KPN Telecom, any of the executive officers and directors named on Schedule A attached hereto, has any plans or proposals that relate to or would result in or relate to any of the actions specified in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

96.                                 Accordingly, KPN affirmatively disclaimed that it had any plans or proposals which related to or would result in any of the events described in subparagraphs (a) through (j), in particular any of (b), (f), (g), (h), and (j), quoted above.

97.                                 KPN’s June 2006 Schedule 13D disclosure was, upon information and belief, incomplete, false, and misleading, among other reasons, because KPN failed to disclose that it had (a) a plan or scheme to buy the remainder of iBasis’ shares in the future (as it had done several other times in similar transactions in recent years) and (b) a fraudulent scheme to depress iBasis’ stock price in furtherance of its contemplated takeover.

98.                                 On October 1, 2007, defendants filed an amended Schedule 13D.  Again, under Item 4, KPN affirmatively stated:

Except as set forth in this Schedule 13D and the Share Purchase Agreement, neither KPN, nor KPN B.V., nor, to the knowledge of KPN and KPN B.V., any of the executive officers and directors named on Schedule A attached hereto, has any plans or proposals that relate to or would result in or relate to any of the actions specified in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

99.                                 KPN’s October 2007 amended Schedule 13D disclosure was, upon information and belief, incomplete, false, and misleading, among other reasons, because KPN failed to disclose that it had (a) a plan or scheme to buy the remainder of iBasis’ shares in the future (as it had several other times in similar transactions in recent years) and (b) a fraudulent scheme to depress iBasis’ stock price in furtherance of its contemplated takeover.

100.                           In October 2008, KPN took additional steps in furtherance of its scheme to take over iBasis by forming a working group and engaging a law firm to advise it regarding a “going-private” transaction.  In light of this development, KPN should have, but failed to, timely file an amended Schedule 13D disclosing the proposal or plan to acquire the remainder of iBasis’ shares and take the company private.

101.                           In April 2009, KPN took additional steps in furtherance of its scheme to take over iBasis by consulting with a financial advisor about the going-private transaction.  At this time, KPN’s Board of Managers instructed the working group to continue developing the going-private plan or proposal.  In light of this development, KPN should have, but failed to, timely file an amended Schedule 13D disclosing the proposal or plan to acquire the remainder of iBasis’ shares and take the company private.

102.                           On July 11, 2009, defendants filed a second amended Schedule 13D.  Once again, under Item 4, KPN affirmatively stated:

Except as set forth herein and in the Share Purchase Agreement (as defined in the Existing Schedule 13D), none of KPN, KPN B.V., Merger Sub or, to the knowledge of KPN, KPN B.V. and Merger Sub, any of the executive officers or directors named on Schedule A attached hereto, has any plans or proposals that relate to or would result in any of the actions specified in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

103.                           The July 11, 2009 amended Schedule 13D was incomplete, false, and misleading, among other reasons, because it again failed to disclose that the Tender Offer was the culmination of a fraudulent scheme to depress iBasis’ stock price in furtherance of a contemplated takeover.

104.                           In sum, Defendants failed to timely disclose, and made false and misleading statements concerning, its plans to take iBasis private pursuant to a fraudulent scheme designed to depress the iBasis stock price.

F.                                     KPN Makes A Tender Offer for an Unfair Price and Files an Offer to Purchase That Is Inadequate, False, and Misleading

105.                           As of July 11, 2009, KPN owned approximately fifty-six percent (56%) of the issued and outstanding stock of iBasis on a fully-diluted basis.

106.                           On July 12, 2009, KPN delivered a letter to the board of directors of iBasis regarding KPN’s intention to commence, through KPN B.V., a tender offer for all of the shares of Common Stock not already owned by KPN B.V. at an offer price of $1.55 per share in cash, without interest and less any required withholding tax.  Prior to this date, neither KPN nor the Overlapping Director Defendants ever informed iBasis or its board that KPN was considering making such an offer.

107.                           The July 12, 2009 letter, which is also included in the Offer to Purchase, states that the offer price of $1.55 per share:

represents a premium of 19.2% over the closing price of the shares on 10 July 2009 (or 27.0% when iBasis’ significant net cash balance of approximately $0.37 per share is taken into account) and 33.6% over the average closing price during the past three months.  In light of these considerations, we believe the price we intend to offer is fair to the shareholders of iBasis (other than KPN and its affiliates).

(emphasis added).

108.                           On July 28, 2009, KPN formally commenced its Tender Offer and filed with the SEC the Offer to Purchase, in which KPN offers to buy all the outstanding shares of iBasis for $1.55 per share.

109.                           KPN’s Offer to Purchase contains false and misleading disclosures and omissions that prevent the iBasis shareholders from making an informed decision about whether to tender into the Tender Offer.

110.                           The Offer to Purchase is inadequate, false and misleading for two principal reasons: (a) it does not disclose the existence of the Favorable Projections; and (b) it does not disclose the existence of KPN’s scheme to drive down iBasis’ stock price.

111.                           The Favorable Projections are material.  Indeed, KPN admitted that it included the Parent Projections were included in the Offer to Purchase “because stockholders of [iBasis] might view this information as material in considering the Offer.”  (Offer to Purchase at p. 26).

112.                           KPN’s failure to disclose the Favorable Projections and its scheme also renders a number of affirmative representations in the Offer to Purchase, in whole or in part, materially false and misleading.

113.                           For example, KPN’s statement that it “believe[s] the Offer Price [of $1.55] is fair,” in part because KPN “considered the analyses” performed by Morgan Stanley (Offer to Purchase at p. 13), is false and misleading because KPN did not share the Favorable Projections with Morgan Stanley.

114.                           KPN’s numerous other representations throughout the Offer to Purchase regarding the fairness of the Tender Offer are likewise materially misleading.  (Offer to Purchase at pp. iv and 6).

115.                           KPN’s statement that it “believes that the transaction is procedurally fair,” in part because KPN “disclosed our internal projections to as to the future performance of the [iBasis] as an independent company for consideration by unaffiliated stockholders,” (Offer to Purchase at p. 14) is false because KPN in fact hid the Favorable Projections from iBasis’ unaffiliated stockholders.

116.                           KPN’s representation that KPN has “not updated the Parent Projections to reflect events occurring since we developed the Parent Projections in May 2009,” (Offer to Purchase at 26) is false and misleading in light of the Favorable Projections, dated June 12, 2009.

117.                           KPN’s representation that it is “cautiously optimistic that [iBasis] will experience modest revenue growth in the coming years” (Offer to Purchase at p. 7) is false and misleading in light of the statements in the Favorable Projections that “iBasis has potential to outperform the market,” “[iBasis’] integration [is] finished; Organization ready for ‘back-on-track’ growth initiatives,” and “iBasis top-3 market player; market consolidation always in favor of top market players.”  KPN’s representation is even more misleading, when the positive statements in the Favorable Projections are coupled with the projected revenue growth of 8%, 7%, and 6% over the next three years that KPN projected in the Favorable Projections.

118.                           The fact that KPN filed with the SEC, and repeatedly discusses in the Offer to Purchase, the Morgan Stanley July 9 Presentation, which is based on the Parent Projections from May 2009 (Offer to Purchase at pp. 16-24), is also materially misleading in light of the hidden Favorable Projections from June 2009.

119.                           Finally, all discussions in the Offer to Purchase of iBasis’ financials, and the “premium” of the Tender Offer price over the recent share price (Offer to Purchase at pp. 6, 9, 13, 14) render the Offer to Purchase materially false and misleading in light of KPN’s scheme to depress iBasis’ share price and its failure to disclose that scheme.

G.                                   KPN Has Since Filed Two Amendments that Repeat the Inadequate, False, and Misleading Disclosures Contained in the Offer to Purchase.

120.                           Since KPN’s Schedule TO was filed on July 28, 2009, it has filed two amendments, both of which are materially false and misleading, and neither of which corrects the material misstatements contained in the original Offer to Purchase.

121.                           On August 6, 2009, KPN filed an amendment to its Tender Offer Statement (“Amendment No. 1”), to which it attached a press release addressing iBasis’s Delaware complaint.  Not only did KPN’s Amendment No. 1 fail to correct the misleading disclosures contained in the original Tender Offer Statement, Amendment No. 1 and the attached press release further violated the federal securities laws by affirming the misstatements in the original Offer to Purchase and further stating:  “KPN continues to believe that the offer is fair and that iBasis would be better placed to confront its competitive challenges and improve its operational and strategic potential as a wholly-owned member of the KPN Group than it does as a public company.”  This statement is misleading and omits material information insofar as it fails to address the way KPN’s own conduct (squeezing iBasis’ profit margin, for example) factors as one of the “competitive challenges” iBasis faces that affects its “operational and strategic potential.”  It also falsely and misleadingly reaffirmed KPN’s evaluation of the fairness of the offer price, which took no account of the Favorable Projections.

122.                           On August 13, 2009, KPN filed a second amendment to its Tender Offer Statement (“Amendment No. 2”), in which it disclosed—for the first time, and only after it was publicly confronted by iBasis with its material misstatements and omissions—the existence of the Favorable Projections.  KPN predictably offered a self-serving characterization of the Favorable Projections as “inherently unreliable as a valuation tool, . . . not material to a stockholder’s decision as to whether to tender its Shares into the Offer . . . are not required to be disclosed in this Offer to Purchase . . . .”

123.                           Despite its admission that the Favorable Projections were “prepared in the ordinary course of business in June 2009 by employees of Parent with day-to-day responsibility for supporting Parent’s business relationship with the Company,” KPN falsely and misleading describes the Favorable Projections as so unreliable, limited, and incomplete, the underlying assumptions as so unrealistic and rough, the preparation as so rushed and cursory, as to be irrelevant to the decision of a reasonable investor as to whether to tender his or her shares.  KPN offers this post-hoc rationalization for its failure to disclose the Favorable Projections, even though the Favorable Projections apparently were useful enough to be used by members of KPN’s senior management to inform strategic planning discussions with members of iBasis’ senior management.

124.                           Moreover, Amendment No. 2 is itself materially false and misleading because it fails to disclose material facts necessary to place the Favorable Projection in the proper context.  For example, Amendment No. 2 fails to disclose:

a)              what the KPN executives who prepared the Favorable Projections thought of them;

b)             whether or not the KPN “Working Group” (described in the initial Offer to Purchase) that considered the tender offer also considered the Favorable Projections;

c)              who was on that Working Group, including whether or not any of the Overlapping Director Defendants, one of whom was aware of the Favorable Projections, or KPN executives who drafted the Favorable Projections, was on the Working Group;

d)             why, if the Favorable Projections were so “inherently unreliable,” “not material” and not “reasonable,” they were ever shown to iBasis as a “tool to stimulate” and “motivate” iBasis; and

e)              whether Morgan Stanley has revised its analysis now that it is presumably aware of the Favorable Projections.

125.                           Moreover, KPN falsely and misleadingly characterizes the Favorable Projections in Amendment No. 2 as “illustrations of the impact that various growth assumptions would have on an incomplete set of the Company’s performance metrics (chiefly minutes and revenue).”  In fact, the Favorable Projections address other metrics such as EBITDA and gross margin percentage, and are not limited to minutes and revenue.

126.                           Even if KPN’s belated disclosure in Amendment No. 2 somehow “cured” the disclosure violations concerning the existence of the Favorable Projections, it does not in any way cure the disclosure violations that remain at issue related to KPN’s assertions that the price and process for the Tender Offer are “fair.”  KPN has based these representations about the fairness of the price and the process on the fact that Morgan Stanley performed an analysis of iBasis, and the fact that it provided the Parent Projections to all shareholders.  But neither Morgan Stanley (nor, until August 13, the iBasis minority shareholders) were provided the Favorable Projections by KPN.  Likewise, Amendment No. 2 does nothing to cure KPN’s failure to disclose its scheme (described above) to drive down the iBasis stock price.

127.                           Persons at the highest levels of KPN had actual knowledge, or were reckless in not knowing, of the material misstatements and omissions in the tender offer materials.  The individual defendants—Mr. Farwerck in particular—by virtue of their role in the scheme to take over iBasis, certifying disclosures concerning KPN’s control purpose with respect to iBasis, and serving on iBasis’s Board of Directors, (upon information and belief) had actual knowledge of, or were reckless in not knowing of, the egregious omissions and misrepresentations regarding KPN’s own projections for iBasis’s performance reflected in KPN’s Schedule TO and Offer to Purchase.

H.                                    This Is not the First Time KPN Has Been Down This Path

128.                           KPN has on at least three other occasions, and possibly more, bought a controlling interest in a company, and then made offers to purchase the remaining shares of that company in the future at a much cheaper price per share.

129.                           For example, in February 2000, KPN purchased a 51% stake in Euroweb International Corp., a Central European internet provider.  KPN paid $16.3 million for the stake.  Two years later, in February 2002, KPN announced a tender for the then remaining 47.2% of Euroweb for $10.5 million.  When that proposal was rejected, KPN increased its offer to $12.6 million.

130.                           KPN gained a majority 51% stake in SNT Groep in March 2000, when SNT sold its shares to the public.  The IPO was priced at Euro 25.00, but the stock reached Euro 57.00 on the first day of trading.  With KPN as the majority shareholder, SNT shares started a precipitous decline and reached Euro 10.00 by September 2001.  The stock traded between Euro 10.00 and Euro 15.00 until KPN acquired an additional 42.5% stake for a total of 93.5% of shares in a tender priced at Euro 13.50 in September 2004.

131.                           In February 2000, KPN purchased a 77.5% stake in E-Plus Mobilfunk Gmbh of Germany for $9.3 billion.  In December 2002, KPN purchased a 22.5% stake in the company from BellSouth Corp.  The deal valued the stake at $1.2 billion.

IRREPARABLE HARM

132.                           iBasis and its stockholders are being irreparably harmed by the disclosure violations committed by KPN and the other defendants.

133.                           False and misleading disclosures by an offeror in a tender offer to stockholders constitutes irreparable harm as a matter of law.

134.                           iBasis has no adequate remedy at law.  Only through the exercise of the Court’s equitable powers will iBasis’ public shareholders be protected from irreparable injury.

CAUSES OF ACTION

COUNT I
(Violation of Section 14(e) of the Securities Exchange Act of 1934)

135.                           iBasis repeats and realleges each and every allegation set forth in paragraphs 1 through 134 as if fully set forth herein.

136.                           This Count is brought against all defendants.

137.                           KPN’s Schedule TO contains false and misleading statements, omissions, or is otherwise misleading with respect to material facts, in violation of Section 14(e).

138.                           In particular, the Parent Projections upon which KPN’s rationale for the transaction and the fairness opinion are based are false and misleading because they omit and are contradicted by the Favorable Projections.  Morgan Stanley based its valuation analyses (set forth in two presentations, dated June 3 and July 8, 2009, attached to the Tender Offer Statement and described on pages 16—24 of the Offer to Purchase) on the May 2009 Parent Projections.  These analyses and the Parent Projections are the centerpiece of KPN’s argument that its offer price of $1.55 per share is fair to iBasis’ minority stockholders.  But the Parent Projections were superseded and mooted by the Favorable Projections by June 16, 2009 at the latest, when they were provided to iBasis.  The Favorable Projections existed six weeks before KPN filed its Schedule TO.  They are significantly more positive than the Parent Projections.  The Favorable Projections contain materially and substantially better numbers with respect to the iBasis’ projected revenue, revenue growth, EBITDA, EBITDA margin, and capital expenditures for fiscal years 2010—2012 than do the Parent Projections.  Notwithstanding their obvious materiality in light of the pending Tender Offer, KPN failed to provide the Favorable Projections to Morgan Stanley or disclose them to minority shareholders in the Schedule TO.

139.                           KPN’s Offer to Purchase contains other false and misleading statements of material fact, including the following.

140.                           On page 13 of the Offer to Purchase, KPN stated that it “believe[s] the Offer Price [of $1.55] is fair,” in part because KPN, “considered the analyses” performed by Morgan Stanley.  This statement is false and misleading because KPN did not share the Favorable Projections with Morgan Stanley.

141.                           On page 14 of the Offer to Purchase, KPN stated that it “believes that the transaction is procedurally fair,” in part because KPN “disclosed [its] internal projections as to the future performance of the Company as an independent company for consideration by unaffiliated stockholders.”  This statement is false and misleading because KPN in fact hid the Favorable Projections from iBasis’ unaffiliated stockholders.

142.                           On page 26 of the Offer to Purchase, KPN stated that KPN has “not updated the [Parent Projections] to reflect events occurring since [it] developed the [Parent Projections] in

May 2009.”  This statement is false and misleading because the Favorable Projections are dated June 12, 2009.

143.                           On page 7 of the Offer to Purchase, KPN states that it is “cautiously optimistic that the Company will experience modest revenue growth in the coming years.”  This statement is false and misleading because the Favorable Projections state that “[iBasis] has potential to outperform the market,” “[the Company’s] integration [is] finished; Organization ready for ‘back-on-track’ growth initiatives,” and “[iBasis] top-3 marketplayer; market consolidation always in favor of top marketplayers.”  KPN’s statement is even more misleading when the positive statements in the Favorable Projections are coupled with the projected revenue growth of 8%, 7%, and 6% over fiscal years, 2010, 2011 and 2012, respectively, which KPN also projected in the Favorable Projections.

144.                           Finally, KPN failed to disclose in the Offer to Purchase that KPN had a longstanding scheme to artificially depress iBasis’s stock price, acquire the remainder of iBasis’s shares at an artificially-depressed price, and delist the company, as well as the substantial effects such a scheme had on iBasis’ financial statements.

145.                           Defendants knew or recklessly disregarded that the Schedule TO, and the Offer to Purchase expressly incorporated by reference therein, contained misstatements, omissions, or were otherwise misleading with respect to material facts.  Indeed, KPN generated the very contemporaneous analysis proving that its Schedule TO and Offer to Purchase are misleading and false with respect to material facts.

146.                           KPN’s internal, significantly more favorable, financial projections would be viewed by a reasonable iBasis stockholder as significantly altering the “total mix” of information made available in connection with the Tender Offer.

147.                           As a direct and proximate result of defendants’ wrongful conduct, iBasis’ shareholders cannot make an informed decision about whether to tender their shares in connection with the Tender Offer because KPN has injected misinformation into the market and deceived the very same investors whom it now asks to tender their shares.

148.                           iBasis’ shareholders and the investing public will be irreparably harmed in the absence of the declaratory and equitable relief as prayed for herein.

149.                           iBasis has no adequate remedy at law.

COUNT II
(Violation of Section 14(e) of the Securities Exchange Act of 1934)

150.                           iBasis repeats and realleges each and every allegation set forth in paragraphs 1 through 149 as if fully set forth herein.

151.                           This Count is brought against all defendants.

152.                           KPN’s amendments to its Schedule TO, dated August 6, 2009 and August 13, 2009, contain false and misleading statements, omissions, or are otherwise misleading with respect to material facts, in violation of Section 14(e).

153.                           In particular, the August 6, 2009 amendment failed to correct the misleading disclosures contained in the original Tender Offer Statement.  Moreover, the press release attached to this amendment further violated the federal securities laws by affirming the misstatements in the original Offer to Purchase and further stating:  “KPN continues to believe that the offer is fair and that iBasis would be better placed to confront its competitive challenges and improve its operational and strategic potential as a wholly-owned member of the KPN Group than it does as a public company.”  This statement is misleading and omits material information insofar as it fails to address the way KPN’s own conduct (squeezing iBasis’ profit margin, for example) factors as one of the “competitive challenges” iBasis faces that affects its “operational and strategic potential.”  It also falsely and misleadingly reaffirmed KPN’s evaluation of the fairness of the offer price, which took no account of the Favorable Projections.

154.                           Moreover, while the August 13, 2009 amendment—for the first time, and only after KPN was publicly confronted with its material misstatements and omissions— disclosed the existence of the Favorable Projections, KPN predictably offered a self-serving story alleging that the Favorable Projections “are inherently unreliable as a valuation tool, are not material to a stockholder’s decision as to whether to tender its Shares into the Offer and are not required to be disclosed in this Offer to Purchase . .. . .”  KPN’s description of the Favorable Projections is false and misleading, in particular with respect to the reliability and usefulness of the report.  This amendment is also materially false and misleading because it fails to disclose material facts necessary to place the Favorable Projection in the proper context and falsely claims that the Favorable Projections only address metrics such as minutes and revenue, when in fact they also address key metrics such as EBITDA and gross margin percentage.  Amendment No. 2 does nothing to cure KPN’s misrepresentations concerning the “fairness” of the tender offer price and process, which is predicated upon Morgan Stanley’s analysis of an incomplete set of financial data, or KPN’s failure to disclose its scheme (described above) to drive down the iBasis stock price.

155.                           Defendants knew or recklessly disregarded that the amendments to Schedule TO contained misstatements, omissions, or were otherwise misleading with respect to material facts.

156.                           As discussed above, KPN’s squeezing of iBasis’s profit margin and the impact the Favorable Projections would have had on both the valuation underlying Morgan Stanley’s fairness opinion and KPN’s stated opinions regarding the fairness of the offer price and the

Tender Offer process would be viewed by a reasonable iBasis stockholder as significantly altering the “total mix” of information made available in connection with the Tender Offer.

157.                           As a direct and proximate result of defendants’ wrongful conduct, iBasis’ shareholders cannot make an informed decision about whether to tender their shares in connection with the Tender Offer because KPN has injected misinformation into the market and deceived the very same investors whom it now asks to tender their shares.

158.                           iBasis’ shareholders and the investing public will be irreparably harmed in the absence of the declaratory and equitable relief as prayed for herein.

159.                           iBasis has no adequate remedy at law.

COUNT III
(Violation of Section 13(d) of the Securities Exchange Act of 1934
and Rule 13d-1 and 5)

160.                           iBasis repeats and realleges each and every allegation set forth in paragraphs 1 through 159 as if fully set forth herein.

161.                           This Count is brought against Koninklijke KPN N.V., KPN B.V., Celtic ICS Inc., and the individual defendants W.T.J. Hageman and Ad Scheepbouwer, which respectively are the entities that submitted the Schedule 13Ds at issue, and the individuals who personally attested to the truth, completeness, and correctness of those Schedule 13Ds.

162.                           As discussed above, KPN has failed to disclose crucial information required to be disclosed under Item 4 of Schedule 13D regarding KPN’s longstanding scheme to artificially depress iBasis’s stock price, acquire the remainder of iBasis’s shares at an artificially-depressed price, and delist the company.

163.                           Accordingly, the defendants mentioned above violated Section 13(d) of the Securities Exchange Act of 1934 by filing false and misleading Schedule 13Ds and amendments.

164.                           If left uncorrected, KPN’s Schedule 13Ds, which have consistently failed to fully and accurately disclose KPN’s scheme to artificially depress iBasis’s stock price, acquire the remainder of iBasis’s shares at an artificially-depressed price, and delist the company, threaten to deprive iBasis’ shareholders and the investing public of crucial information that would weigh heavily in shareholders’ stock purchase and sale decisions, in particular, their deliberations about whether to tender their shares.  iBasis and its shareholders will be irreparably harmed in the absence of the declaratory and equitable relief prayed for herein.

165.                           iBasis has no adequate remedy at law.

COUNT IV
(Violation of Section 20(a) of the Securities Exchange Act of 1934)

166.                           iBasis repeats and realleges each and every allegation set forth in paragraphs 1 through 165 as if fully set forth herein.

167.                           This Count is brought against KPN Parent, KPN B.V., and the individual defendants Eelco Blok, Joost Farwerck, Michel Hoekstra, Ad Scheepbouwer, and W.T.J. Hageman.

168.                           KPN Parent is liable as a control person pursuant to Section 20(a) of the Exchange Act for the violations of Sections 13(d) and 14(e) by KPN Telecom B.V.  KPN B.V. is a wholly-owned subsidiary of KPN Parent.  Moreover, KPN Parent is the sole director of KPN B.V.  As such, KPN Parent has the power to direct or cause the direction of KPN B.V.’s management and its policies, and did in fact control and influence the acts of KPN B.V., in particular, the acts giving rise to violations of Section 13(d) and Section 14(e), and the rules and regulations promulgated thereunder.  In addition to the culpable participation of KPN Parent in KPN B.V.’s violations by means of corporate management, control, and influence, KPN Parent also culpably participated through its agents, Block, Farwerck, Hoetskra, Scheepbouwer, and

Hageman.  Therefore, as a controlling person of KPN B.V. and as principal to the individual defendants, KPN Parent is liable pursuant to Section 20(a) of the Exchange Act.

169.                           KPN B.V. is liable as a control person pursuant to Section 20(a) of the Exchange Act for the violations of Sections 13(d) and 14(e) by Merger Sub.  Merger Sub is a wholly-owned subsidiary of KPN B.V.  As such, KPN B.V. has the power to direct or cause the direction of Merger Sub’s management and its policies, and did in fact control and influence the acts of Merger Sub, in particular, the acts giving rise to violations of Section 13(d) and Section 14(e), and the rules and regulations promulgated thereunder.  In addition to the culpable participation of KPN B.V. in Merger Sub’s violations by means of corporate management, control, and influence, KPN Parent also culpably participated through its agents, Block, Farwerck, Hoekstra, Scheepbouwer, and Hageman.  Therefore, as a controlling person of Merger Sub, KPN B.V. is liable pursuant to Section 20(a) of the Exchange Act.

170.                           Mr. Blok is liable as a controlling person pursuant to Section 20(a) of the Exchange Act for violations of Sections 13(d) and 14(e) of defendants KPN Parent and KPN B.V.  Indeed, Mr. Blok is an executive officer and a member of the Management Board of KPN Parent.  As such, Mr. Blok possessed the power to direct or cause the direction of the management and policies of KPN Parent, including acts giving rise to violations of Section 13(d) and Section 14(e), and the rules and regulations promulgated thereunder.  In addition to the culpable participation of Mr. Blok in KPN Parent’s and KPN B.V.’s disclosure violations, Mr. Blok has also served as a KPN-appointed director on the iBasis Board of Directors since October 2007.  As such, he had the power to control or influence and did in fact control and influence the particular acts of KPN Parent and KPN B.V. with respect to iBasis, including the fraudulent scheme giving rise to violations of Section 14(e), in particular the scheme to drive down iBasis’s revenues by charging below-market rates to KPN mobile subsidiaries.  Indeed, Mr. Blok has direct supervisory responsibilities over KPN Mobile, one of KPN’s mobile subsidiaries.  Therefore, as a controlling person of KPN Parent and KPN B.V., Mr. Block is liable pursuant to Section 20(a) of the Exchange Act.

171.                           Mr. Farwerck is liable as a controlling person pursuant to Section 20(a) of the Exchange Act for violations of Sections 13(d) and 14(e) of defendants KPN Parent and KPN B.V.  Indeed, Mr. Farwerck is an officer of KPN B.V.  As such, Mr. Farwerck possessed the power to direct or cause the direction of the management and policies of KPN B.V., including acts giving rise to violations of Section 13(d) and Section 14(e), and the rules and regulations promulgated thereunder.  In addition to the culpable participation of Mr. Farwerck in KPN B.V.’s disclosure violations, Mr. Farwerck has also served as a KPN-appointed director on the iBasis Board of Directors since October 2007.  As such, he had the power to control or influence and did in fact control and influence the particular acts of KPN B.V. with respect to iBasis, including the fraudulent scheme giving rise to violations of Section 14(e), in particular the scheme to drive down iBasis’s revenues by charging below-market rates to KPN mobile subsidiaries.  Indeed, Mr. Farwerck has direct supervisory responsibilities over KPN Mobile, one of KPN’s mobile subsidiaries.  Therefore, as a controlling person of KPN Parent and KPN B.V., Mr. Farwerck is liable pursuant to Section 20(a) of the Exchange Act.

172.                           Mr. Scheepbouwer is liable as a controlling person pursuant to Section 20(a) of the Exchange Act for violations of Sections 13(d) and 14(e) of defendant KPN Parent and KPN B.V.  Mr. Scheepbouwer is the Chairman of the KPN Parent Board of Management and Chief Executive Officer of KPN Parent.  As such, Mr. Scheepbouwer possessed the power to direct or cause the direction of the management and policies of KPN Parent, including acts giving rise to violations of Section 13(d) and Section 14(e), and the rules and regulations promulgated thereunder.  Mr. Scheepbouwer’s culpable participation in these violations relates, in particular, to his exercise of control over the Schedule 13D, dated October 1, 2007, filed by KPN Parent and KPN B.V. with respect to their iBasis stock ownership, the truth, completeness, and correctness of which he certified.  Therefore, as a controlling person of KPN Parent and KPN B.V., Mr. Scheepbouwer is liable pursuant to Section 20(a) of the Exchange Act.

173.                           Mr. Hageman is liable as a controlling person pursuant to Section 20(a) of the Exchange Act for violations of Sections 13(d) and 14(e) of defendants KPN Parent, KPN B.V., and Merger Sub.  Mr. Hageman is Executive Vice President Finance & Attorney-in-Fact for KPN Parent and President of Merger Sub.  As such, Mr. Hageman possessed the power to direct or cause the direction of the management and policies of KPN Parent and Merger Sub, including acts giving rise to violations of Section 13(d) and Section 14(e), and the rules and regulations promulgated thereunder.  Mr. Hageman’s culpable participation in these violations relates, in particular, to his exercise of control over the Schedule 13D, dated July 11, 2009, filed by KPN Parent, KPN B.V., and Merger Sub, with respect to their iBasis stock ownership, the truth, completeness, and correctness of which he certified.  Therefore, as a controlling person of KPN Parent, KPN B.V., and Merger Sub, Mr. Hageman is liable pursuant to Section 20(a) of the Exchange Act.

174.                           Mr. Hoekstra is liable as a controlling person pursuant to Section 20(a) of the Exchange Act for violations of Section 14(e) of defendants KPN Parent, KPN B.V., and Merger Sub.  Mr. Hoekstra is the Corporate Legal Officer & Attorney-in-Fact of KPN Parent and KPN B.V. and Secretary of Merger Sub.  As such, Mr. Hageman possessed the power to direct or cause the direction of the management and policies of KPN Parent, KPN B.V., and Merger Sub, including acts giving rise to violations of Section 14(e).  Mr. Hoekstra’s culpable participation in these violations relates, in particular, to his exercise of control over the Schedule TO, dated July 28, 2009, filed by KPN Parent, KPN B.V., and Merger Sub, and the amendments thereto, dated (respectively) August 6, 2009 and August 13, 2009, which Mr. Hoekstra certified were true, complete, and correct.  Therefore, as a controlling person of KPN Parent, KPN B.V., and Merger Sub, Mr. Hoekstra is liable pursuant to Section 20(a) of the Exchange Act.

175.                           iBasis’ shareholders and the investing public will be irreparably harmed in the absence of the declaratory and equitable relief as prayed for herein.

176.                           iBasis has no adequate remedy at law.

COUNT V
(Declaratory Relief)

177.                           iBasis repeats and realleges each and every allegation set forth in paragraphs 1 through 176 as if fully set forth herein.

178.                           This Count is brought against all defendants.

179.                           For the reasons set forth above, defendants have made false and misleading statements and omissions concerning material facts in connection with the Tender Offer and in materials disseminated to the investing public and filed with the Securities and Exchange Commission, including the Schedule 13D and amendments thereto and the Schedule TO (including amendments).  Defendants have, accordingly, violated the right of iBasis’ shareholders to receive full and accurate information concerning, on the one hand, the favorable financial projections for iBasis and, on the other hand, KPN’s fraudulent campaign to undermine iBasis’ stock price and acquire the remainder of iBasis’ stock at an artificially-depressed price.

180.                           Defendants made these materially false and misleading statements and omissions recklessly, knowingly or intentionally.

181.                           If left uncorrected, the false and misleading statements and omissions of material fact contained in the Schedule 13Ds and Schedule TO (including amendments) will deprive iBasis’ shareholders of the full and accurate information to which they are entitled, and iBasis and its shareholders will be irreparably harmed.

182.                           Plaintiff seeks an order declaring that:  (a) defendants failed to file complete and accurate disclosures in their Schedule 13D, in violation of Section 13(d) of the Securities Exchange Act of 1934 and Rule 13-d; (b) defendants failed to file complete and accurate disclosures in their Schedule TO, in violation of Section 14(e) of the Securities Exchange Act of 1934; and (c) defendants misstated material facts and engaged in fraudulent, deceptive, or manipulative acts or practices in connection with the Tender Offer, in violation of Section 14(e) of the Securities Exchange Act of 1934.

183.                           Declaratory relief is appropriate pursuant to 28 U.S.C. § 2201 because an actual controversy exists regarding the propriety of defendants’ statements and disclosures under Sections 13(d) and 14(e) of the Securities Exchange Act of 1934.

184.                           Plaintiffs have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, iBasis prays for relief and judgment in the form of an Order:

a)                                      Enjoining defendants and other persons or entities acting in concert with them from acquiring additional shares of iBasis stock until Defendants file accurate and compliant Schedule 13D and Schedule TO disclosures;

b)                                     Enjoining defendants from making any further misstatements or omissions or engaging in further fraudulent schemes in connection with, or otherwise related to, their filings on Schedule 13D and Schedule TO (including amendments) or in communications with iBasis shareholders and the investing public regarding the Tender Offer;

c)                                      Enjoining the KPN Defendants and other persons or entities acting in concert with them from exercising any rights as iBasis stockholders, including their voting rights, until 30 days after the KPN Defendants correct by public means their material misstatements and omissions in the Schedule 13D, Schedule TO and all amendments thereto;

d)                                     Declaring that defendants failed to file complete and accurate disclosures in their Schedule 13D, in violation of Section 13(d) of the Securities Exchange Act of 1934 and Rule 13-d;

e)                                      Declaring that defendants failed to file complete and accurate disclosures in their Schedule TO (and amendments), in violation of Section 14(e) of the Securities Exchange Act of 1934;

f)                                        Declaring that defendants misstated material facts and engaged in fraudulent, deceptive, or manipulative acts or practices in connection with the Tender Offer, in violation of Section 14(e) of the Securities Exchange Act of 1934;

g)                                     Declaring that KPN Parent is a “control person,” under Section 20(a) of the Securities Exchange Act of 1934, jointly and severally liable for KPN B.V.’s primary violations of the securities laws and regulations;

h)                                     Declaring that KPN B.V. is a “control person,” under Section 20(a) of the Securities Exchange Act of 1934, jointly and severally liable for Merger Sub’s primary violations of the securities laws and regulations;

i)                                         Declaring that Mr. Blok is a “control person,” under Section 20(a) of the Securities Exchange Act of 1934, jointly and severally liable for KPN Parent’s and KPN B.V.’s primary violations of the securities laws and regulations;

j)                                         Declaring that Mr. Farwerck is a “control person,” under Section 20(a) of the Securities Exchange Act of 1934, jointly and severally liable for KPN Parent’s and KPN B.V.’s primary violations of the securities laws and regulations;

k)                                      Declaring that Mr. Hoekstra is a “control person,” under Section 20(a) of the Securities Exchange Act of 1934, jointly and severally liable for KPN Parent’s, KPN B.V.’s, and Merger Sub’s primary violations of the securities laws and regulations;

l)                                         Declaring that Mr. Scheepbouwer is a “control person,” under Section 20(a) of the Securities Exchange Act of 1934, jointly and severally liable for KPN Parent’s and KPN B.V.’s primary violations of the securities laws and regulations;

m)                                   Declaring that Mr. Hageman is a “control person,” under Section 20(a) of the Securities Exchange Act of 1934, jointly and severally liable for KPN Parent’s, KPN B.V.’s, and Merger Sub’s primary violations of the securities laws and regulations;

n)                                     Directing that defendants to correct their misstatements by public means and to file with the SEC truthful and accurate Schedule 13D and Schedule TO disclosures, in compliance with the applicable rules and regulations, forthwith;

o)                                     Awarding iBasis its costs and disbursements in this action, including reasonable attorneys’ and experts’ fees; and

p)                                     Granting iBasis such other and further relief as this Court may deem just and proper.

Dated:	New York, New York
August 18, 2009

GIBSON, DUNN & CRUTCHER LLP

		By:	/s/ Adam H. Offenhartz
Adam H. Offenhartz (AO-0952)
Jennifer H. Rearden (JR-2552)
David J. Kerstein (DK-7017)
J. Ross Wallin (RW-3911)

GIBSON, DUNN & CRUTCHER LLP
200 Park Avenue
New York, New York 10166-0193

Attorneys for Plaintiff